EXHIBIT 99.1

Hold for Release Until:

6:00 a.m. Eastern

May 20, 2004

Patterson Dental Company Posts Strong Fourth Quarter Operating Results

St. Paul, MN—May 20, 2004—Patterson Dental Company (Nasdaq NMS: PDCO) today reported consolidated sales of $537,359,000 for the fourth quarter of fiscal 2004 ended April 24, an increase of 20% from $447,326,000 in the year-earlier quarter. Net income increased 34% to $45,125,000 or $0.65 per diluted share, from $33,597,000 or $0.49 per diluted share in the fourth quarter of fiscal 2003. AbilityOne Products Corp., which was acquired on September 12, 2003, contributed fourth quarter earnings of $0.07 per diluted share on revenues of $57,473,000.

For full-year fiscal 2004, consolidated sales increased 19% to $1,969,349,000 from $1,656,956,000 in the prior year. Net income rose 28% to $149,465,000 or $2.17 per diluted share, from $116,320,000 or $1.70 per diluted share in fiscal 2003, before the cumulative effect of an accounting change for goodwill that resulted in a one-time, non-cash benefit of $0.05 per diluted share.

Sales of the Patterson Dental Supply unit, Patterson’s largest business, increased 8% to $426,709,000 in the fourth quarter. U.S. dental sales rose 9% for the period. All dental sales growth was generated by internal operations.

•	Consumable dental supplies and printed office products increased 6% in the fourth quarter of 2004, led by U.S. consumables sales growth of 7%. The growth rate of consumable supplies accelerated during the second half of the year, reflecting the positive impact of the strengthened focus placed on this portion of Patterson’s business. Patterson’s dental sales force totaled approximately 1,350 at the end of the fourth quarter.

•	Sales of dental equipment and software rose 11% in the fourth quarter, with U.S. sales increasing 12% for this period. Sales remained strong for digital radiography systems and related software, office networking hardware and such basic dental equipment as chairs, units and lights. Demand for the CEREC 3D dental restorative system also was robust during the quarter, with sales modestly exceeding the exceptionally strong level reported in the fourth quarter of 2003. Based on these results, Patterson believes dental practices are continuing to invest in a wide range of new-generation equipment designed to increase productivity and generate new revenue opportunities.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims, increased 13% in the fourth quarter.

Sales of the Webster Veterinary Supply unit increased 9% in the fourth quarter to $53,177,000 on a comparable basis. This excludes the impact of a temporary, pharmaceutical distribution agreement that was in place during the year-earlier quarter but was converted back into an agency commission arrangement in this year’s third quarter, as well as the April 16, 2004 acquisition of ProVet. When revenues from the distribution agreement are included in the prior year quarter and the added revenues from ProVet are factored in the current quarter results, Webster’s sales for the fourth quarter of 2004 were virtually unchanged.

Peter L. Frechette, chairman and chief executive officer, commented: “The fourth quarter was another strong period for Patterson, with all of our units generating solid operating results. To further strengthen the competitive positions and long-term prospects of our businesses, we completed a series of strategic acquisitions over the past month. ProVet, which is expected to contribute sales of $50 to $60 million in fiscal 2005, makes Webster the nation’s second largest distributor of companion-pet veterinary supplies by expanding the reach of this operation into the Midwest and Northwest. On May 3, we completed the acquisition of Medco Supply Company, Inc., a leading national distributor of sports medicine, first aid and medical supplies with sales of approximately $40 million. Medco, which is being integrated rapidly into AbilityOne, also sells consumable supplies and equipment to podiatrists, which has been a developing customer base for AbilityOne. Then, on May 12, we completed the acquisition of CAESY Education Systems, Inc., the leading provider of electronic patient education services to dental practices in North America. CAESY’s communications media educate patients about proper dental care, procedures and treatment alternatives, with the goal of influencing patient decisions about dental services and increasing the productivity of the dental professional. This product line will equip our dental sales force with an important new value-added service. The ProVet, Medco and CAESY acquisitions are strategic in the best sense of the word, and we are confident these transactions will benefit Patterson’s performance in fiscal 2005, which we fully expect to be another year of record sales and earnings.”

For the first quarter of fiscal 2005 ending July 31, Patterson is forecasting earnings of $0.58 to $0.60 per diluted share. This guidance reflects the impact of an extra week in the first quarter of fiscal 2005, which will be a 53-week year ending on April 30, 2005. For the full year, Patterson is forecasting earnings of $2.68 to $2.72 per diluted share. The ProVet, Medco and CAESY acquisitions are expected to have a combined accretive impact of $0.04 to $0.06 on fiscal 2005 earnings, with the majority of this annual contribution forecasted during the second half of the year.

Patterson also announced that Howard A. Schwartz, president and chief executive officer of AbilityOne, has taken a medical leave of absence. Edward L. Donnelly, AbilityOne’s chief operating officer, will temporarily assume Mr. Schwartz’s responsibilities. Mr. Donnelly has been with AbilityOne and its prior owner for 10 years and has over 25 years of experience in the industry.

About Patterson Dental Company

Patterson Dental Company is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

# # #

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Quarter Ended		Twelve Months Ended
	April 24, 2004	April 26, 2003	April 24, 2004	April 26, 2003
Net sales	$537,359	$447,326	$1,969,349	$1,656,956

Gross profit	200,568	155,872	702,344	574,586

Operating expenses	126,346	104,722	459,844	395,638

Operating income	74,222	51,150	242,500	178,948

Other (expense) income, net	(1,910)	2,689	(2,980)	7,454

Income before income taxes and cumulative effect of accounting change	72,312	53,839	239,520	186,402

Income taxes	27,187	20,242	90,055	70,082

Income before cumulative effect of accounting change	45,125	33,597	149,465	116,320

Cumulative effect of accounting change	—	—	—	3,372 (a)

Net income	$45,125	$33,597	$149,465	$119,692

Before cumulative effect of accounting change:
Earnings per share - basic	$0.66	$0.50	$2.20	$1.71
Earnings per share - diluted	$0.65	$0.49	$2.17	$1.70

After cumulative effect of accounting change:
Earnings per share - basic	$0.66	$0.50	$2.20	$1.76
Earnings per share - diluted	$0.65	$0.49	$2.17	$1.75

Shares:
Basic	68,128	67,760	67,966	67,831
Diluted	69,170	68,273	68,884	68,447

Gross margin	37.3%	34.8%	35.7%	34.7%

Operating expenses as a % of sales	23.5%	23.4%	23.4%	23.9%

Operating income as a % of sales	13.8%	11.4%	12.3%	10.8%

Effective tax rate, before cumulative effect of accounting change	37.6%	37.6%	37.6%	37.6%

Return on net sales, before cumulative effect of accounting change	8.4%	7.5%	7.6%	7.0%

(a)	Due to the adoption of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

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PATTERSON DENTAL COMPANY

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Quarter Ended			Twelve Months Ended
	April 24, 2004	April 26, 2003		April 24, 2004	April 26, 2003
Consolidated Net Sales
Consumable and printed products	$340,772	$279,078		$1,235,355	$1,044,447
Equipment and software	156,308	132,822		586,748	481,061
Other	40,279	35,426		147,246	131,448

Total	$537,359	$447,326		$1,969,349	$1,656,956

Rehabilitative Supply
Consumable and printed products	$48,778	$—		$120,519	$—
Equipment and software	8,694	—		21,237	—
Other	1	—		548	—

Total	$57,473	$—		$142,304	$—

Proforma	$57,473	$54,344	(a)	$222,827 (a)	$210,987	(a)

Veterinary Supply
Consumable and printed products	$49,669	$50,958		$198,744	$174,766
Equipment	2,389	1,564		7,293	7,714
Other	1,119	785		4,685	3,314

Total	$53,177	$53,307		$210,722	$185,794

Other Income
Interest income	$1,549	$2,485		$6,312	$7,257
Interest expense	(3,389)	(21)		(9,627)	(66)
Other	(70)	225		335	263

	$(1,910)	$2,689		$(2,980)	$7,454

(a)	Proforma basis, as if the acquisition had occurred at the beginning of fiscal 2003.

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PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 24, 2004	April 26, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$295,178	$217,448
Receivables, net	285,249	248,585
Inventory	173,022	125,340
Prepaid expenses and other current assets	24,694	14,744

Total current assets	778,143	606,117

Property and equipment, net	77,233	57,254
Goodwill and other intangible assets	698,217	135,070
Other	35,364	25,537

Total Assets	$1,588,957	$823,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$149,528	$111,543
Other accrued liabilities	94,129	72,336
Current maturities of long-term debt	20,031	145

Total current liabilities	263,688	184,024

Long-term debt	479,556	129
Other non-current liabilities	43,955	6,139

Total liabilities	787,199	190,292

Stockholders’ equity	801,758	633,686

Total Liabilities and Stockholders’ Equity	$1,588,957	$823,978

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PATTERSON DENTAL COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 24, 2004	April 26, 2003
Operating activities:
Income before cumulative effect of accounting change	$149,465	$116,320
Depreciation & amortization	19,441	12,776
Change in assets and liabilities, net of acquired	27,525	(42,353)

Net cash provided by operating activities	196,431	86,743

Investing activities:
Additions to property and equipment, net	(19,624)	(11,356)
Acquisitions	(605,072)	(6,493)
Sale of investments	14,248	2,985

Net cash used in investing activities	(610,448)	(14,864)

Net cash provided by (used in) financing activities	505,995	(2,683)

Net increase in cash and cash equivalents	$91,978	$69,196